Exhibit 10.3
EIGHTH AMENDMENT
TO LOAN AND SECURITY AGREEMENT
This Eighth Amendment to Loan and Security Agreement (this “Eighth Amendment”) is made this 4th day of April, 2022, and effective as of March 31, 2022, by and among HORIZON GLOBAL AMERICAS INC., a Delaware corporation (“Horizon Americas”), CEQUENT TOWING PRODUCTS OF CANADA LTD., a company formed under the laws of the Province of Ontario (“Cequent Canada”; together with Horizon Americas, each a “Borrower” and collectively the “Borrowers”), HORIZON GLOBAL CORPORATION, a Delaware corporation (“Parent”), HORIZON GLOBAL COMPANY LLC, a Delaware limited liability company (“Horizon Global”) CEQUENT ELECTRICAL PRODUCTS DE MÉXICO, S. de R.L. de C.V., a Mexican limited liability company (sociedad de responsabilidad limitada de capital variable) (“Cequent Electrical MX”), CEQUENT SALES COMPANY DE MÉXICO, S. de R.L. de C.V., a Mexican limited liability company (sociedad de responsabilidad limitada de capital variable) (“Cequent Sales MX”, and together with Parent, Horizon Global and Cequent Electrical MX, each a “Guarantor” and collectively the “Guarantors”; the Borrowers and Guarantors are referred to herein as, collectively, jointly and severally, the “Loan Parties” and each a “Loan Party”), the Lenders party hereto and ECLIPSE BUSINESS CAPITAL LLC (f/k/a Encina Business Credit, LLC), as agent for the Lenders (in such capacity, the “Agent”).
BACKGROUND
A.The Loan Parties, Lenders and the Agent entered into that certain Loan and Security Agreement dated as of March 13, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. The Loan Agreement, as in effect immediately prior to the date hereof, and all other Loan Documents executed in connection therewith prior to the date hereof are collectively referred to as the “Existing Financing Agreements”.
B.The Loan Parties have informed the Agent that the Loan Parties desire to make certain modifications to the Loan Agreement, and, subject to the terms and conditions of this Eighth Amendment, the Lenders and the Agent have agreed to amend certain provisions of the Loan Agreement as set forth herein.
NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made a part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:
1.Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings attributed thereto in the Loan Agreement, as amended by this Eighth Amendment.
2.Amendments to Loan Agreement. Subject to the satisfaction (or waiver) of the conditions precedent specified in Section 4 below, the Loan Agreement (including the Annexes attached thereto) is hereby amended in its entirety to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the changed pages to the conformed Loan Agreement attached as Annex I hereto.
3.Representations and Warranties. Each Loan Party hereby:
(a)after giving effect to this Eighth Amendment, reaffirms all representations and warranties made to the Lenders and the Agent under the Loan Agreement and all of the other Existing
10680903v5

Financing Agreements and represents and warrants that after giving effect to this Eighth Amendment and the transactions contemplated hereby all such representations and warranties are true and correct in all material respects (unless otherwise qualified by materiality or the occurrence of a Material Adverse Effect, in which case such representation and warranty is true and correct in all respects) on and as of the date hereof (or, to the extent any representations or warranties are expressly made solely as of an earlier date, such representations and warranties are true and correct as of such earlier date);
(b)as of the date hereof, reaffirms all covenants contained in the Loan Agreement (as amended hereby) and all of the other Existing Financing Agreements and covenants to comply with all such covenants until the Termination Date; and
(c)as of the date hereof, represents and warrants that:
(i)no Default or Event of Default has occurred and is continuing under the Loan Agreement or any of the other Existing Financing Agreements;
(ii)such Loan Party has all requisite power and authority to execute and deliver, and to perform all of its obligations under, this Eighth Amendment;
(iii)the execution, delivery and performance by such Loan Party of this Eighth Amendment have been duly and validly authorized and do not violate such Loan Party’s Governing Documents or any law or any material agreement or instrument (including, without limitation, the Term Loan Agreement) or any court order which is binding upon such Loan Party or its property, do not constitute grounds for acceleration of any Indebtedness or obligation under any material agreement or instrument which is binding upon such Loan Party or its property, and do not require the consent of any Person (including, without limitation, the Term Loan Agent);
(iv)this Eighth Amendment has been duly executed and delivered by, and is enforceable against, each of the Loan Parties party hereto, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles; and
(v)no Loan Party is required to obtain any government approval, consent, or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the execution, delivery or performance of this Eighth Amendment.
4.Conditions Precedent. This Eighth Amendment shall become effective on the date on which the following conditions have been fulfilled to the satisfaction of the Agent (the “Eighth Amendment Effective Date”):
(a)this Eighth Amendment shall be duly executed by all parties thereto and delivered to the Agent, in form and substance satisfactory to the Agent, and shall be in full force and effect;
(b)the amendment to Fee Letter shall be duly executed by all parties thereto and delivered to the Agent, in form and substance staisfactory to the Agent, and shall be in full force and effect;
(c)the Borrowers shall have paid to the Agent all fees due on the Eighth Amendment Effective Date and shall have paid or reimbursed Agent for all of Agent’s costs, charges and expenses incurred through the Eighth Amendment Effective Date for which invoices have been presented to the Loan

10680903v5

Parties prior to the date hereof payable to the extent required by Section 15.7 of the Loan Agreement (including, without limitation, reasonable and documented attorneys’ fees and expenses incurred in connection with the preparation, negotiation and execution of this Eighth Amendment and the documents provided for herein or related hereto); and
(d)after giving effect to this Eighth Amendment, all representations and warranties contained in Section 3 above shall be true and correct in all respects.
5.Further Assurances. Each Loan Party hereby agrees to take all such actions and to execute and/or deliver to the Agent all such documents, assignments, financing statements and other documents, as the Agent may reasonably require from time to time, to effectuate and implement the purposes of this Eighth Amendment.
6.Reaffirmation of Loan Documents; No Novation. Each Loan Party, as debtor, grantor, pledgor, guarantor, assignor, or in other any other similar capacity in which such Loan Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party and (ii) to the extent such Loan Party granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed any Obligations, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of such Obligations as amended hereby. Each Loan Party hereby consents to this Eighth Amendment and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed. The execution of this Eighth Amendment shall not serve to effect a novation of any Indebtedness under the Loan Documents or any other Obligations.
7.No Modification. Except as expressly set forth herein, nothing contained in this Eighth Amendment shall be deemed to constitute a waiver of compliance with any term or condition contained in the Loan Agreement or any other Loan Document or constitute a course of conduct or dealing among the parties. Except as expressly stated herein, the Agent reserves all rights, privileges and remedies under the Loan Documents. Except as amended or consented to hereby, the Loan Agreement and other Loan Documents remain unmodified and in full force and effect. All references in the Loan Documents to the Loan Agreement shall be deemed to be references to the Loan Agreement as modified hereby.
8.Release of Claims. In consideration of the Agent’s and Lenders’ agreements contained in this Eighth Amendment, each Loan Party hereby irrevocably releases and forever discharges the Agent, Lenders and their respective affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants and attorneys (each, a “Released Person”) of and from any and all claims, suits, actions, investigations or proceedings, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Loan Party ever had or now has against the Agent, any Lender or any other Released Person which relates, directly or indirectly, to any acts or omissions of the Agent or any other Released Person relating to the Loan Agreement or any other Loan Document on or prior to the date hereof.
9.Miscellaneous.
(a)Headings; Construction. Section and subsection headings are used in this Eighth Amendment only for convenience and do not affect the meanings of the provisions that they precede.

10680903v5

(b)Modifications. No modification hereof or of any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.
(c)Governing Law; Loan Document. THIS Eighth AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. FURTHER, THE LAW OF THE STATE OF NEW YORK SHALL APPLY TO ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR CONNECTED TO OR WITH THIS Eighth AMENDMENT WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. This Eighth Amendment is a Loan Document and is subject to and has the benefit of all the provisions in the Loan Agreement applicable to Loan Documents.
(d)Counterparts; Fax/Email Signatures. This Eighth Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement. This Eighth Amendment may be executed by signatures delivered by facsimile or electronic mail, each of which shall be fully binding on the signing party.

[Signature Pages Follow]

10680903v5

IN WITNESS WHEREOF, the parties have caused this Eighth Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

HORIZON GLOBAL AMERICAS INC.,
as a Borrower

By: /s/ Jay Goldbaum
Name: Jay Goldbaum
Title: Vice President and Secretary
CEQUENT TOWING PRODUCTS OF CANADA LTD., as a Borrower
By: /s/ Jay Goldbaum
Name: Jay Goldbaum
Title: Vice President and Director
HORIZON GLOBAL CORPORATION,
as a Guarantor
By: /s/ Jay Goldbaum
Name: Jay Goldbaum
Title: General Counsel, Corporate Secretary & CCO
HORIZON GLOBAL COMPANY LLC,
as a Guarantor
By: /s/ Jay Goldbaum
Name: Jay Goldbaum
Title: Vice President and Secretary

CEQUENT ELECTRICAL PRODUCTS DE MÉXICO, S. DE R.L. DE C.V., as a Guarantor
By: /s/ Jay Goldbaum
Name:     Jay Goldbaum
Title:     Vice President and Director
CEQUENT SALES COMPANY DE MÉXICO, S. DE R.L. DE C.V., as a Guarantor
By: /s/ Jay Goldbaum
Name:     Jay Goldbaum
Title:     Vice President and Director
[Signature Page to Eighth Amendment to Loan and Security Agreement]

ECLIPSE BUSINESS CAPITAL LLC, as Agent
By: /s/ Brian Hynds
Name:    Brian Hynds
Title:    Authorized Signatory
ECLIPSE BUSINESS CAPITAL SPV, LLC,
as a Lender

By: /s/ Brian Hynds
Name:    Brian Hynds
Title:    Authorized Signatory

[Signature Page to Eighth Amendment to Loan and Security Agreement]

Annex I

See attached.

Conformed through ~~Seventh~~Eighth Amendment dated ~~February 10~~April 4, ~~2021~~2022

LOAN AND SECURITY AGREEMENT

Dated as of March 13, 2020 by and among
HORIZON GLOBAL AMERICAS INC. AND
CEQUENT TOWING PRODUCTS OF CANADA, LTD.,
any other Borrower party hereto from time to time, as Borrowers,

HORIZON GLOBAL CORPORATION AND HORIZON GLOBAL COMPANY LLC
any other Guarantor party hereto from time to time, as Guarantors,

any other Loan Party party hereto from time to time, as Loan Parties,

the Lenders from time to time party hereto, and
ECLIPSE BUSINESS CAPITAL LLC,
as Agent

~~10686910v4~~10758819v2

TABLE OF CONTENTS

Page
1.	DEFINITIONS		1
	1.1	Certain Defined Terms	1
	1.2	Accounting Terms and Determinations	~~29~~-33
	1.3	Other Definitional Provisions and References	~~30~~-34
	1.4	Interpretation (Québec)	~~30~~-34
	1.5	Interpretation (Mexico)	~~31~~-35
	1.6	Rates	35

2.	LOANS		~~31~~-36
	2.1	Amount of Loans	~~31~~-36
Amount of Loans	2.2	Protective Advances; Overadvances	~~33~~-38
	2.3	Notice of Borrowing; Manner of Revolving Loan Borrowing	~~34~~-39
	2.4	Swingline Loans	~~35~~-40
	2.5	Repayments	~~36~~-40
	2.6	Prepayments / Voluntary Termination / Application of Prepayments	~~36~~-41
	2.7	Obligations Unconditional	~~37~~-41
	2.8	Reversal of Payments	~~38~~-42
	2.9	Notes	~~38~~-42
	2.10	Defaulting Lenders	~~38~~-43
	2.11	Appointment of Borrower Representative	~~39~~-43
	2.12	Joint and Several Liability	~~39~~-44
	2.13	Other Provisions Applicable to Letters of Credit	~~41~~-46
	2.14	Separate Letter of Credit Facility	~~42~~-46

3.	INTEREST AND FEES; LOAN ACCOUNT		~~42~~-47
	3.1	Interest	~~42~~-47
	3.2	Fees	~~42~~-47
	3.3	Computation of Interest and Fees	~~44~~-48
	3.4	Loan Account; Monthly Accountings	~~44~~-48
	3.5	Further Obligations; Maximum Lawful Rate	~~44~~-49
	3.6	Certain Provisions Regarding ~~LIBOR~~ SOFR Loans; Replacement of Lenders	~~45~~-49

4.	CONDITIONS PRECEDENT		~~46~~-52
	4.1	Conditions to Initial Loans/Letters of Credit	~~46~~-52
	4.2	Conditions to all Loans and/or Letters of Credit	~~46~~-53

5.	COLLATERAL		~~47~~-53
	5.1	Grant of Security Interest	~~47~~-53
	5.2	Possessory Collateral	~~48~~-54
	5.3	Further Assurances	~~48~~-54
	5.4	UCC Financing Statements	~~49~~-55

6.	CERTAIN PROVISIONS REGARDING ACCOUNTS, INVENTORY, COLLECTIONS AND APPLICATIONS OF PAYMENTS		~~49~~-55
i

	6.1	Lock Boxes and Blocked Accounts	~~49~~-55
	6.2	Application of Payments	~~50~~-56
	6.3	Notification; Verification	~~50~~-56
	6.4	Power of Attorney	~~51~~-57
	6.5	Disputes	~~52~~-58
	6.6	Invoices	~~52~~-58
	6.7	Inventory	~~52~~-58

7.	REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE COVENANTS		~~53~~-59
	7.1	Existence and Authority	~~53~~-59
	7.2	Names; Trade Names and Styles	~~53~~-59
	7.3	Title to Collateral; Third Party Locations; Permitted Liens	~~53~~-59
	7.4	Accounts and Chattel Paper	~~54~~-60
	7.5	Electronic Chattel Paper	~~54~~-60
	7.6	Capitalization; Investment Property	~~54~~-60
	7.7	Commercial Tort Claims	~~56~~-62
	7.8	Jurisdiction of Organization; Location of Collateral	~~56~~-62
	7.9	Financial Statements and Reports; Solvency	~~56~~-62
	7.10	Tax Returns and Payments; Pension Contributions	~~56~~-62
	7.11	Compliance with Laws; Intellectual Property; Licenses	~~57~~-63
	7.12	Litigation	~~58~~-65
	7.13	Use of Proceeds	~~58~~-65
	7.14	Insurance	~~58~~-65
	7.15	Financial, Collateral and Other Reporting / Notices	~~60~~-66
	7.16	Reserved.	~~62~~-68
	7.17	Maintenance of Collateral, Etc	~~62~~-68
	7.18	~~Reserved~~Term Loan DDTL Proceeds Account	~~62~~-68
	7.19	No Default	~~62~~-68
	7.20	No Material Adverse Change	~~62~~-68
	7.21	Full Disclosure	~~62~~-68
	7.22	Sensitive Payments	~~62~~-69
	7.23	Subordinated Debt	~~62~~-69
	7.24	Access to Collateral, Books and Records	~~63~~-70
	7.25	Appraisals	~~63~~-70
	7.26	Lender Meetings	~~63~~-70
	7.27	Interrelated Businesses	~~64~~-70
	7.28	Parent	~~64~~-70
	7.29	Term Loan Debt	~~64~~-71
	7.30	Canadian Benefit Plans	~~64~~-71
	7.31	Canadian Pension Plans	~~65~~-71
	7.32	Post-Closing Matters	~~65~~-71
	7.33	Anti-Corruption Laws and Sanctions	~~65~~-71
	7.34	Maquila Services Agreement	~~65~~-71

8.	NEGATIVE COVENANTS		~~67~~-72
	8.1	Fundamental Changes	~~66~~-72
	8.2	Asset Sales	~~66~~-73
	8.3	Investments and Loans	~~67~~-74
	8.4	Indebtedness; Certain Equity Interests	~~68~~-75
	8.5	Liens	~~69~~-76
	8.6	Restricted Payments	~~70~~-77
	8.7	Certain Sinking Fund Payments	~~71~~-78
	8.8	Business	~~71~~-78
	8.9	Transactions With Affiliates	~~71~~-78
	8.10	Modifications to Governing Documents	~~72~~-79
	8.11	Burdensome Restrictions	~~72~~-79
	8.12	Modifications to Term Loan Debt Documents	~~72~~-79
	8.13	Term Loan Debt Payments	~~72~~-80
	8.14	Hedging Agreements	~~72~~-80
	8.15	Maquila Services Agreement	~~73~~-80

9.	FINANCIAL COVENANTS		~~73~~-80
	9.1	[Reserved]	~~73~~-80
	9.2	Capital Expenditure Limitation	~~73~~-80

10.	LIMITATION OF LIABILITY AND INDEMNITY		~~73~~-80
	10.1	[Reserved]	~~73~~-80
	10.2	Limitation of Liability	~~73~~-80
	10.3	Indemnity	~~73~~-80

11.	EVENTS OF DEFAULT AND REMEDIES		~~74~~-81
	11.1	Events of Default	~~74~~-81
	11.2	Remedies with Respect to Lending Commitments/Acceleration, Etc	~~76~~-83
	11.3	Remedies with Respect to Collateral	~~76~~-84

12.	LOAN GUARANTY		~~82~~-89
	12.1	Guaranty	~~82~~-89
	12.2	Guaranty of Payment	~~82~~-90
	12.3	No Discharge or Diminishment of Loan Guaranty	~~82~~-90
	12.4	Defenses Waived	~~83~~-90
	12.5	Rights of Subrogation	~~84~~-91
	12.6	Reinstatement; Stay of Acceleration	~~84~~-91
	12.7	Information	~~84~~-91
	12.8	Termination	~~84~~-91
	12.9	Maximum Liability	~~84~~-92
	12.10	Contribution	~~85~~-92
	12.11	Liability Cumulative	~~85~~-93

13.	PAYMENTS FREE OF TAXES; OBLIGATION TO WITHHOLD; PAYMENTS ON ACCOUNT OF TAXES		~~85~~-93

14.	AGENT		~~88~~-95
	14.1	Appointment	~~88~~-95
	14.2	Rights as a Lender	~~89~~-96
	14.3	Duties and Obligations	~~89~~-96
	14.4	Reliance	~~90~~-97
	14.5	Actions through Sub-Agents	~~90~~-97
	14.6	Resignation	~~90~~-98
	14.7	Non-Reliance	~~91~~-98
	14.8	Not Partners or Co-Venturers; Agent as Representative of the Secured Parties	~~92~~-99
	14.9	Credit Bidding	~~93~~-100
	14.10	Certain Collateral Matters	~~93~~-100
	14.11	Restriction on Actions by Lenders	~~93~~-101
	14.12	Expenses	~~94~~-101
	14.13	Notice of Default or Event of Default	~~94~~-101
	14.14	Liability of Agent	~~94~~-102
	14.15	~~Reserved~~Recovery of Erroneaous Payments	~~95~~-102

15.	GENERAL PROVISIONS		~~95~~-102
	15.1	Notices	~~95~~-102
	15.2	Severability	~~97~~-104
	15.3	Integration	~~97~~-104
	15.4	Waivers	~~97~~-105
	15.5	Amendments	~~97~~-105
	15.6	Time of Essence	~~98~~-106
	15.7	Expenses, Fee and Costs Reimbursement	~~98~~-106
	15.8	Benefit of Agreement; Assignability	~~99~~-106
	15.9	Assignments	~~99~~-107
	15.10	Participations	~~100~~-108
	15.11	Headings; Construction	~~101~~-109
	15.12	USA PATRIOT Act Notification; Other Anti-Money Laundering Legislation	~~101~~-109
	15.13	Counterparts; Fax/Email Signatures	~~101~~-109
	15.14	GOVERNING LAW	~~101~~-109
	15.15	CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS	~~102~~-109
	15.16	Publication	~~102~~-110
	15.17	Judgment Currency	~~102~~-110
	15.18	Confidentiality	~~103~~-110
	15.19	Intercreditor Agreement	~~103~~-111

"ABN AMRO Factoring Agreement" means the Factoring Agreement, dated as of June 5, 2012, between Westfalia-Automotive GmbH and ABN AMRO Commercial Finance GmbH, as amended, restated, supplemented or otherwise modified from time to time.
"Accounts Advance Rate" means the percentage set forth in Section 1(b)(i) of Annex
I.
"Adjusted Term SOFR" means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
"Advance Rates" means, collectively, the Accounts Advance Rate and the Inventory Advance Rate.
"Affiliate" means, with respect to any Person, any other Person in control of, controlled by, or under common control with the first Person, and any other Person who has a substantial interest, direct or indirect, in the first Person or any of its Affiliates, including, any officer or director of the first Person or any of its Affiliates (and if that Person is an individual, any member of the immediate family (including parents, siblings, spouse, children, stepchildren, nephews, nieces and grandchildren) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust); provided, that neither Agent, any Lender nor any of their respective Affiliates shall be deemed an "Affiliate" of any Borrower for any purposes of this Agreement. For the purpose of this definition, a "substantial interest" shall mean the direct or indirect legal or beneficial ownership of more than ten (10%) percent of any class of equity or similar interest.

"Agent" has the meaning set forth in the preamble to this Agreement, and includes any successor agent appointed in accordance with Section 14.6.

"Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, members, managers, attorneys, and agents.

"Agent Professionals" means attorneys, accountants, appraisers, auditors, business valuation experts, liquidation agents, collection agencies, auctioneers, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

"Agreement" and "this Agreement" has the meaning set forth in the preamble to this
Agreement.

"Anti-Corruption Laws" means laws, rules, and regulations of any jurisdiction applicable to any Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

"Applicable Margin" has the meaning set forth in Section 3(a) of Annex I.

"Applicable Percentage" has the meaning set forth in Section 3.2(e)(i).

"Applicable Period" has the meaning set forth in Section 3(a) of Annex I.
"Approved Electronic Communication" means each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by

10758819v2

email, facsimile, ABLSoft or any other equivalent electronic service, whether owned, operated or hosted by Agent, any of its Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any other Loan Document, including any financial statement, financial and other report, notice, request, certificate and other information or material; provided, that Approved Electronic Communications shall not include any notice, demand communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.
"Approved Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business, in each case that is administered, managed, advised or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
"Assignee" has the meaning set forth in Section 15.9(a).

"Assignment and Assumption" means an assignment and assumption agreement substantially in the form of Exhibit G.

"Assignment of Claims Act", means the Assignment of Claims Act of 1940, as amended, currently codified at 31 U.S.C. 3727 and 41 U.S.C. 6305, and includes the prior historically referenced Federal Anti-Claims Act (31 U.S.C. 3727) and the Federal Anti-Assignment Act (41
U.S.C. 6305).

"Authorized Officer" means, as to any Loan Party, the principal executive officer, principal financial officer or the principal accounting officer.

"Availability Amount" means, as of any date of determination, an amount equal to the lesser of (i) the Maximum Revolving Facility Amount and (ii) the Borrowing Base.

"Availability Block" means the amount set forth in Section 1(f) of Annex I hereto.

"Availability Clause" has the meaning set forth in Section 1(e) of Annex I hereto.

"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.).
"Base Rate" means, for any day, the greatest of (a) the Floor, (b) the Federal Funds Rate in effect on such day plus 1/2%, (~~b~~c) ~~the LIBOR Rate (which rate shall be calculated based upon a one (1) month period and shall be determined on a daily basis)~~Adjusted Term SOFR in effect on such day, ~~(c)~~ plus one percent (1.0%), provided, that this clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable, and (d) the rate of interest announced, from time to time, within Wells Fargo Bank, N.A. at its principal office in San Francisco as its "prime rate" in effect on such day, with the understanding that the "prime rate" is one of Wells Fargo Bank, N.A.’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank, N.A. may designate (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Agent may select).

10758819v2

"Base Rate Loan" means any Loan which bears interest at or by reference to the Base Rate.

"Base Rate Term SOFR Determination Day" has the meaning specified therefor in the definition of “Term SOFR”.
"Benchmark" means, initially, ~~USD LIBOR~~the Term SOFR Reference Rate; provided that if a Benchmark Transition Event~~, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have~~ has occurred with respect to ~~USD LIBOR~~the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.6(e).
"Benchmark Replacement" means, (a) ~~with respect to any Benchmark Transition Event or Early Opt-in Election~~, the ~~first alternative set forth in the order below that can be determined by Agent for the applicable Benchmark Replacement Date:~~
~~(i)the~~ sum of: (~~A) Term SOFR and (B) the related Benchmark Replacement Adjustment;~~
~~(ii)the sum of: (A) SOFR Average and (B) the related Benchmark Replacement Adjustment;~~
~~(iii)the sum of: (A~~a) the alternate benchmark rate that has been selected by Agent and Borrower Representative ~~as the replacement for the then-current Benchmark~~ giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities ~~at such time~~ and (~~B) the related Benchmark Replacement Adjustment; or~~

(b)~~with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ib~~) the related Benchmark Replacement Adjustment;
provided~~,~~ that~~, (x) in the case of clause (a)(i), if Agent decides that Term SOFR is not administratively feasible for Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (y) in the case of clause (a)(i) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its Permitted Discretion. If the Benchmark Replacement~~ if such Benchmark Replacement (as so determined ~~pursuant to clause (a)(i), (a)(ii) or (a)(iii) or clause (b) of this definition~~after giving effect to any applicable spread adjustments) would be less than the Floor, ~~the~~such Benchmark Replacement ~~will~~shall be deemed to be the Floor for the purposes of ~~the~~this Agreement and the other Loan Documents.

"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement ~~for any setting of such Unadjusted Benchmark Replacement:~~

~~(a)for purposes of clauses (a)(i), (a)(ii), and (b) of the definition of “Benchmark Replacement,” an amount equal to 0.11448% (11.448 basis points), and~~

~~(b)for purposes of clause (a)(iii) of the definition of “Benchmark Replacement,”~~, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Borrower Representative giving due consideration to (~~i~~a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the

10758819v2

applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body ~~on the applicable Benchmark Replacement Date~~ or (~~ii~~b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
~~“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment notices, length of lookback periods, and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of the Agreement and the other Loan Documents).~~

"Benchmark Replacement Date" means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof);
(b)in the case of clause (c) of the definition of ~~“~~"Benchmark Transition Event,~~”~~" the first date ~~of the public~~ on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication ~~of information~~ referenced ~~therein;~~in such clause (c) even if such Benchmark (or component thereof) continues to be provided on such date.
~~(c)in the case of a Term SOFR Transition Event, the date that is thirty (30) days after Agent has provided the Term SOFR Notice to the Lenders and Borrower pursuant to Section 3.6(e)(i) (B); or~~
~~(d)in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as Agent has not received, by 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.~~

~~For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination~~

10758819v2

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the ~~Federal Reserve~~ Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) is ~~no longer~~not, or as of a specified future date will not be, representative.

"Benchmark Transition Start Date" means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

"Benchmark Unavailability Period" means the period (if any) (x) beginning at the time that a Benchmark Replacement Date ~~pursuant to clauses (a) or (b) of that definition~~ has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.6(e) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.6(e).
"Blocked Account" has the meaning set forth in Section 6.1.

"Board of Directors" means, (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee, board of managers, or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

10758819v2

"Board of Governors" means FRB.

"Borrower" and "Borrowers" has the meaning set forth in the preamble to this Agreement.

“Borrower Representative” means Horizon Americas, in such capacity pursuant to the provisions of Section 2.9, or any permitted successor Borrower Representative selected by Borrowers and approved by Agent.

"Borrowing Base" means, as of any date of determination, the Dollar Equivalent Amount as of such date of determination of the sum of the following:

(a)the aggregate amount of Eligible Accounts of Non-Investment Grade Account Debtors multiplied by the applicable Accounts Advance Rate, plus
(b)the aggregate amount of Eligible Accounts of Investment Grade Account Debtors multiplied by the applicable Accounts Advance Rate, plus
(c)the lesser of:

(i)the aggregate of:

(A)the lower of (i) the aggregate amount of Eligible Inventory (excluding Eligible Mexican Inventory and excluding Eligible In-Transit Inventory), valued at the lower of cost and net realizable value (determined on a FIFO basis), multiplied by the applicable Inventory Advance Rate(s) and (ii) NOLV of Eligible Inventory (excluding Eligible Mexican Inventory and excluding Eligible In-Transit Inventory) multiplied by the applicable Inventory Advance Rate(s), plus
(B)the lesser of

(1)the lower of (i) the aggregate amount of Eligible Mexican Inventory, valued at the lower of cost and net realizable value (determined on a FIFO basis), multiplied by the applicable Inventory Advance Rate and (ii) NOLV of Eligible Mexican Inventory multiplied by the applicable Inventory Advance Rate; and
(2)Mexican Inventory Sublimit; plus

(C)the lesser of

(1)the lower of (i) the aggregate amount of Eligible In-Transit Inventory, valued at the lower of cost and net realizable value (determined on a FIFO basis), multiplied by the applicable Inventory Advance Rate and (ii) NOLV of Eligible In-Transit Inventory multiplied by the applicable Inventory Advance Rate; and
(2)In-Transit Sublimit;

10758819v2

provided, however, for the avoidance of doubt, the amounts determined for subclauses (A), (B) and (C) above are subject to the definition Temporary Incremental Availability as set forth in Section 1(e) of Annex I;

(ii)the Inventory Sublimit; minus

(d)all Reserves which Agent has established pursuant to Section 2.1(b) (including those to be established in connection with any requested Revolving Loan); provided, that no Accounts, Inventory or other Property acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business shall be included in the calculation of the Borrowing Base until completion of a customary due diligence investigation by Agent, which may in Agent’s sole discretion include applicable field examinations and appraisals (which shall not be included in the limits on the number of field examinations or appraisals provided in Sections 7.24 and 7.25) satisfactory to Agent; minus
(e)the Availability Block.

"Borrowing Base Certificate" means a certificate in the form provided by Agent to Borrower Representative for use in reporting the Borrowing Base substantially in the form of Exhibit H hereto.

"Business Day" means a day other than a Saturday ~~or~~, Sunday or any other day on which Agent or ~~banks in~~the Federal Reserved Bank of New York ~~are authorized to close and, in the case of a Business Day which relates to a LIBOR Loan, any day on which dealings are carried on in the London Interbank Eurodollar market~~is closed.

"Canadian Benefit Plans" means all material employee benefit plans or arrangements subject to the application of any Canadian benefit plan statutes or regulations that are maintained or contributed to by the Loan Parties that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of the Loan Parties participate or are eligible to participate but excluding all stock option or stock purchase plans.

"Canadian Borrower(s)" means any Borrower organized under the laws of Canada or any province thereof.

"Canadian Dollars" or "C$" means Canadian Dollars.

"Canadian Pension Plan" means all plans or arrangements which are considered to be pension plans under, and are subject to the application of, any applicable pension benefits standards statute or regulation in Canada established, maintained or contributed to by the Loan Parties for its employees or former employees.

"Canadian Security Agreement" means that certain General Security Agreement, dated as of the Closing Date, between Agent and the Canadian Borrower, as amended, restated, supplemented or otherwise modified from time to time.

"Canadian Security Documents" means the Canadian Security Agreement, each Deed of Movable Hypothec, if any, and all other documents, instruments and agreements now or

10758819v2

"Civil Code" means the Civil Code of Québec, or any successor statute, as amended from time to time, and includes all regulations thereunder.
"Closing Date" means March 13, 2020.
"Code" means the Internal Revenue Code of 1986, as amended.
"Collateral" means all property and interests in property in or upon which a security interest, mortgage, pledge or other Lien is granted pursuant to this Agreement or the other Loan Documents, including all of the property of each Loan Party described in Section 5.1.
"Collections" has the meaning set forth in Section 6.1.
"Commitment" means the Revolving Loan Commitment.
"Commitment Schedule" means the Commitment Schedule attached hereto as Annex III.
"Compliance Certificate" means a compliance certificate substantially in the form of Exhibit F hereto to be signed by an Authorized Officer of Parent.
"Confidential Information" means confidential information that any Loan Party furnishes to the Agent pursuant to any Loan Document concerning any Loan Party’s business, but does not include any such information once such information has become, or if such information is, generally available to the public or available to the Agent (or other applicable Person) from a source other than the Loan Parties which is not, to the Agent’s knowledge, bound by any confidentiality agreement in respect thereof, it being understood that unless any information is marked “Public” or “Not Confidential,” all information is Confidential Information.
"Conforming Changes" means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Base Rate," the definition of "Business Day," the definition of "U.S. Government Securities Business Day" or any similar or analogous definition (or the addition of a concept of "interest period"), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.6(d) and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent decides (in consultation with the Borrower Representative) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

"Control Agent" means, at the time of determination, whichever of the Term Loan Agent or the Agent which has the right under the Intercreditor Agreement to take remedial action with respect to the Collateral at issue.

10758819v2

Equivalent Amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to a Borrower’s Accounts during such period by (b)such Borrower’s billings with respect to Accounts during such period.
"Dilution Reserve" has the meaning set forth in Section 1(b)(i) of Annex I.
"Division" in reference to any Person which is an entity, means the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity. The word “Divide” when capitalized, shall have a correlative meaning.

"Dollar Equivalent Amount" means, at any time, (a) as to any amount denominated in Dollars, the amount hereof at such time, and (b) as to any amount denominated in a currency other than Dollars, the equivalent amount in Dollars as determined by Agent at such time that such amount could be converted into Dollars by Agent according to prevailing exchange rates selected by Agent.

"Dollars" or "$" means United States Dollars.

“Dominion Threshold Amount” mean, at any time of determination, an amount equal to the greater of: (a) fifteen percent (15%) of the Availability Amount and (b) $10,000,000.

“Dominion Triggering Period” means the period (a) commencing (i) if any report delivered pursuant to Sections I or II of Annex II hereto reflects that Excess Availability is less than the Dominion Threshold Amount, on the date that is three (3) Business Days thereafter, unless, during such three (3) Business Day period, Excess Availability has been at or above the Dominion Threshold Amount and (ii) at all other times on the date on which Excess Availability is less than the Dominion Threshold Amount for a period of two (2) consecutive Business Days and (b) ending on the date on which (i) no Event of Default exists and (ii) Excess Availability is greater than or equal to the Dominion Threshold Amount for a period of twenty (20) consecutive calendar days.

"E-Signature" means the process of attaching to or logically associating with an Approved Electronic Communication an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Approved Electronic Communication) with the intent to sign, authenticate or accept such Approved Electronic Communication.

~~“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:~~

~~(a)a notification by Agent to (or the request by the Borrower Representative to Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~
~~(b)the joint election by Agent and Borrower Representative to trigger a fallback from USD LIBOR and the provision by Agent of written notice of such election to the Lenders.~~

10758819v2

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
~~"FCA" has the meaning assigned thereto in Section 1.6.~~
"Fee Letter" means that certain fee letter, dated the Closing Date, among the Borrowers and the Agent, as amended, restated, supplemented or otherwise modified from time to time.
"Fifth Amendment Effective Date" means September 17, 2021.
"FIRREA" means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
"Fiscal Year" means the fiscal year of Borrowers which ends on December 31 of each year.
"Fixed Charge Coverage Ratio" means, for the period in question, the ratio of (a)
EBITDA minus unfinanced Capital Expenditures of the Parent and its Subsidiaries on a consolidated basis for such period, to (b) Fixed Charges for such period.
"Fixed Charges" means, for the period in question, on a consolidated basis, the sum of (a) all principal payments scheduled to be made during or with respect to such period in cash in respect of Indebtedness of the Parent and its Subsidiaries, plus (b) all Interest Expense of the Parent and its Subsidiaries for such period paid in cash attributable to such period, plus (c) all taxes of the Parent and its Subsidiaries paid in cash for such period and plus (d) all cash distributions (including Permitted Tax Distributions, if applicable), dividends, redemptions and other cash payments made with respect to equity securities or subordinated debt issued by the Parent and its Subsidiaries.
"Floor" means 1.00%.
"Foreign Subsidiary" means any Subsidiary that is not a Loan Party organized or incorporated under the laws of a jurisdiction of the United States, any State thereof, or the District of Columbia or Canada.
"FRB" means the Board of Governors of the Federal Reserve System or any successor thereto.
"Funding Account" has the meaning set forth in Section 2.3(b).
"GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession) which are applicable to the circumstances as of the date of determination, in each case consistently applied.

10758819v2

"Governing Documents" means, with respect to any Person, the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, by-laws, operating agreement, limited liability company agreement, limited partnership agreement or other similar governance document of such Person.

"Governmental Authority" means the government of the United States of America, Canada, Mexico or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and having jurisdiction over this account.

"Guarantor" and "Guarantors" has the meaning set forth in the preamble to this Agreement.
"Guaranty" or "Guaranteed", as applied to any Indebtedness, liability or other obligation, means (a) a guaranty, directly or indirectly, in any manner, including by way of endorsement (other than endorsements of negotiable instruments for collection in the Ordinary Course of Business), of any part or all of such Indebtedness, liability or obligation and (b) an agreement, contingent or otherwise, and whether or not constituting a guaranty, assuring, or intended to assure, the payment or performance (or payment of damages in the event of non-performance) of any part or all of such Indebtedness, liability or obligation by any means (including the purchase of securities or obligations, the purchase or sale of property or services or the supplying of funds).

"Guarantor Payment" has the meaning set forth in Section 2.12(f)(i).

"Hedging Agreement" any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Horizon Americas” has the meaning set forth in the preamble to this Agreement.
“Horizon Global” has the meaning set forth in the preamble to this Agreement.
 ~~“IBA” has the meaning assigned thereto in Section 1.6.~~
"Indebtedness" means of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and not more than ninety (90) days past due), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capitalized Lease obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) solely for purposes of Section 8.04 hereof, any and all payment

10758819v2

such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption. Unless the context expressly provides otherwise, "Lender" shall include the Swingline Lender.

"Letter of Credit" has the meaning set forth in Section 2.1(a).

"Letter of Credit Balance" means the sum of (a) the aggregate undrawn face amount of all outstanding Letters of Credit and (b) all interest, fees and costs due in connection therewith.

"Letter of Credit Limit" means the amount set forth in Section 1(c) of Annex I.

~~"LIBOR Loan" means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.~~

~~"LIBOR Rate" means, for any calendar month, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/100 of 1%) that is the greater of (a) the Floor or (b) the rate per annum, as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as Agent may designate from time to time), for Dollars, for a one-month period as of 11:00 a.m., London time, two Business Days prior to the commencement of such calendar month (and, if any such published rate is below zero, then the rate determined pursuant to this clause (b) shall be deemed to be zero). Each determination of the LIBOR Rate shall be made by Agent and shall be conclusive in the absence of manifest error. For the sake of clarity, the LIBOR Rate shall be adjusted monthly on the first day of each month.~~

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority, or preferential arrangement in the nature of a security interest of any kind or nature whatsoever, including any conditional sale contract or other title-retention agreement, the interest of a lessor under a Capitalized Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

"Lien Waiver" means documents in substantially the form provided by Agent to Borrower Representative prior to the Closing Date and each other landlord waiver, bailee letter, or acknowledgement agreement of any lessor, mortgagee, warehouseman, processor, shipper, customs broker, freight forwarder, repairman, mechanic, bailee, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Obligor’s books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

"Loan Account" has the meaning set forth in Section 3.4.

"Loan Documents" means, collectively, this Agreement (including the Perfection Certificate(s) and all other attachments, annexes and exhibits hereto) and all notes, guaranties, security agreements, mortgages, Borrowing Base Certificates, Compliance Certificates, other certificates, pledge agreements, landlord's agreements, Lock Box and Blocked Account agreements, the Canadian Security Documents, the Mexican Security Documents, the Intercreditor Agreement, the Subordinated Debt Subordination Agreement, the Fee Letter, and all other agreements, documents and instruments now or hereafter executed or delivered by any Borrower or any Loan Party in connection with, or to evidence the transactions contemplated by, this Agreement.
"Loan Guaranty" means the obligations of Loan Parties pursuant to Section 12.

10758819v2

Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
"Pension Plan" means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan but excluding a Multiemployer Plan) that is maintained or is contributed to by a Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
"Perfection Certificate" means the Perfection Certificate attached to this Agreement as of the Closing Date, together with any updates thereto as contemplated by this Agreement or otherwise permitted by Agent from time to time.
"Periodic Term SOFR Determination Day" has the meaning specified therefor in the definition of "Term SOFR".
"Permitted Acquisition" any acquisition, whether by purchase, merger, consolidation or otherwise, by a Loan Party of all or substantially all the assets of, or all of the Equity Interests in, a Person or a division, line of business or other business unit of a Person so long as (a) such acquisition shall not have been preceded by a tender offer that has not been approved or otherwise recommended by the board of directors of such Person, (b) such assets are to be used in, or such Person so acquired is engaged in, as the case may be, a business of the type conducted by the Parent and its Subsidiaries on the date of execution of this Agreement or in a business reasonably related thereto and (c) immediately after giving effect thereto, (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) all transactions related thereto are consummated in all material respects in accordance with applicable laws and (iii) the Borrower Representative shall have delivered to the Agent all relevant financial information for the Person or assets to be acquired in form and substance satisfactory to the Agent; provided, that, notwithstanding anything to the contrary contained herein, in no event shall any acquisition, whether by purchase, merger, consolidation or otherwise, by any Mexican Guarantor of all or substantially all of the assets of, or all of the Equity Interests in, a Person or a division, line of business or other business unit of a Person be considered a “Permitted Acquisition” hereunder.
"Permitted Discretion" means a determination made by Agent in good faith and in the exercise of reasonable (from the perspective of an asset-based secured lender) business judgment.
"Permitted Holders" means Corre Opportunities Qualified Master Funds, LP and its controlled investment affiliates.
"Permitted Indebtedness" means:
(a)the Obligations;
(b)the Indebtedness existing on the date hereof described in Schedules 16(a) and (b) of the Perfection Certificate; in each case along with any Permitted Refinancing thereof;
(c)Capitalized Leases and purchase-money Indebtedness secured by Permitted Liens in an aggregate amount not exceeding $2,000,000 at any time outstanding;
(d)Indebtedness incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;

10758819v2

"PPP Waiver" means the Limited Waiver and Consent to Loan and Security Agreement, dated as of May 15, 2020, and effective as of April 18, 2020, among the Loan Parties and the Agent.
"PPSA" means, the Personal Property Security Act (Ontario), as amended from time to time (or any successor statute) and the regulations thereunder; provided, however if validity, perfection and effect of perfection and non-perfection and opposability of Agent’s security interest in and Lien on any Collateral located in Canada (or any province thereof) are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws (including the Civil Code) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.
"Pro Rata Share" means with respect to all matters relating to any Lender the percentage obtained by dividing (i) the Commitment of that Lender by (ii) the aggregate Commitments of all Lenders, in each case as any such percentages may be adjusted by assignments pursuant to an Assignment and Assumption.
"Protective Advances" has the meaning set forth in Section 2.2(a).
"Recipient" means any Agent, any Lender, any Participant, or any other recipient of any payment to be made by or on account of any Obligation of any Loan Party under this Agreement or any other Loan Document, as applicable.
~~"Reference Time" with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by Agent in its Permitted Discretion.~~
"Register" has the meaning set forth in Section 15.9(c).
"Released Parties" has the meaning set forth in Section 10.1.
"Relevant Governmental Body" means the ~~Federal Reserve~~ Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the ~~Federal Reserve~~ Board of Governors or the Federal Reserve Bank of New York, or any successor thereto.
"Relevant Percentage" has the meaning set forth in Section 12.10.
"Replacement Lender" has the meaning set forth in Section 3(c).
"Rent and Charges Reserve” means the aggregate of (a) all past due rent and other amounts owing by a. Borrower to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any ABL Priority Collateral or could assert a Lien on any ABL Priority Collateral; and (b) a reserve at least equal to two months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.
"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

10758819v2

the most recent Assignment and Assumption to which it is a party (as adjusted to reflect any assignments as permitted hereunder) and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Loans, which aggregate commitment shall be in an amount equal to the Maximum Revolving Facility Amount.
"Revolving Loans" has the meaning set forth in Section 2.1(a).
"RUG" means the Registro Único de Garantías Mobiliarias of Mexico.
"Sanctioned Country" means at any time, a country, region or territory which is itself the subject or target of any Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).
"Sanctioned Person" means at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the Government of Canada, the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
"Sanctions" means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the Government of Canada, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
"Scheduled Maturity Date" means the date set forth in Section 6 of Annex I.
"Securities Act" means the Securities of Act of 1933, as amended.
"Settlement" has the meaning set forth in Section 2.4(c).
"Settlement Date" has the meaning set forth in Section 2.4(c).
"Seventh Amendment" means that certain Consent and Seventh Amendment to Loan and Security Agreement, dated as of the Seventh Amendment Effective Date.
"Seventh Amendment Effective Date" means February 10, 2022.
"SOFR" means~~, with respect to any Business Day means~~ a rate ~~per annum~~ equal to the secured overnight financing rate ~~for such Business Day published~~as administered by the SOFR Administrator ~~on the SOFR Administrator’s Website on the immediately succeeding Business Day~~.
"SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
~~"SOFR Administrator’s Website" means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.~~

10758819v2

~~"SOFR Average" means the compounded average of SOFR over a rolling calendar day period of thirty (30) days published by the Federal Reserve Bank of New York (or a successor administrator of the SOFR Average~~
"SOFR Loan" means any Loan that bears interest at a rate determined by reference to Adjusted Term SOFR (other than pursuant to clause (c) of the definition of "Base Rate").
“Specified Account Debtors” means Advance Auto Parts, Affinia, AutoZone, Inc., AutoZone (MX), Carquest, Lowes Companies, Ozark Purchasing LLC, Pep Boys and Wal-Mart (and each of their respective Affiliates).
"Specified Vendor Receivables Financing" the sale by the Parent and certain Subsidiaries of accounts receivable to one or more financial institutions pursuant to third-party financing agreements in transactions constituting “true sales” pursuant to agreements listed in the Perfection Certificate on the Closing Date.
"Stated Rate" has the meaning set forth in Section 3.5.
"Subordinated Debt" means Indebtedness incurred by a Loan Party that is expressly subordinate and junior in right of payment to the payment in full of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.
"Subordinated Debt Documents" means any notes, loan agreements or other documents governing Subordinated Debt.
"Subordinated Debt Subordination Agreement" means any subordination agreement entered into by a holder of Subordinated Debt in favor of Agent and Lenders.
"Subsidiary" means any corporation or other entity of which a Person owns, directly or indirectly, through one or more intermediaries, more than 50% of the capital stock or other Equity Interest at the time of determination. Unless the context indicates otherwise, references to a Subsidiary shall be deemed to refer to a Subsidiary of Borrower.
"Swingline Lender" means Eclipse Business Capital SPV, LLC, in its capacity as lender of Swingline Loans hereunder.
"Swingline Loans" has the meaning set forth in Section 2.4(a).
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Term SOFR" means,
(a)for any calculation for a SOFR Loan, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the "Periodic Term SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for a tenor of one month has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for a tenor of one month as published by the Term SOFR

10758819v2

Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for a tenor of one month was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for a tenor of one month has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for a tenor of one month as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for a tenor of one month was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Adjustment” means a percentage equal to 0.11448% (11.448 basis points) per annum.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
"Temporary Incremental Availability" has the meaning set forth in Section 1(e) of Annex I.
"Termination Date" means the date on which all of the Obligations have been paid in full in cash and all of Agent and Lenders' lending commitments under this Agreement and under each of the other Loan Documents have been terminated.
"Term Loan Agent" means Atlantic Park Strategic Capital Fund, L.P., in its capacity as agent for the lenders under the Term Loan Agreement, and its successors and assigns including under any replacement or refinancing with respect thereto.
"Term Loan Agreement" means that certain Credit Agreement dated as of February 2, 2021 among Term Loan Agent, the Term Loan Lenders, the Parent, and the other parties thereto, as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time pursuant to the terms therein and as permitted by this Agreement and the Intercreditor Agreement.

"Term Loan DDTL Proceeds Account" means a segregated DDA account that has been identified in writing to the Agent, and into which only proceeds of the Delayed Draw Term Loans (as defined in the Term Loan Agreement as in effect on February 2, 2021)) or the proceeds of the Corre Commitment shall be deposited, and into which no other funds are then deposited or held.

"Term Loan Debt" means the Indebtedness and “Obligations” (as defined under the Term Loan Agreement) evidenced by the Term Loan Documents.

10758819v2

"Term Loan Documents" means collectively (a) the Term Loan Agreement and (b) all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Term Loan Agent or the Term Loan Lenders in connection therewith.
"Term Loan Lenders" means the lenders party to the Term Loan Agreement.
"Term Loan Security Documents" means, collectively, the Guarantee and Collateral Agreement (as defined in the Term Loan Agreement), the Mortgages (as defined in the Term Loan Agreement) and all other security documents delivered to the Term Loan Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Obligor under the Term Loan Agreement or the Guarantee and Collateral Agreement (as defined in the Term Loan Agreement), as such documents may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time in accordance with terms therein and this Agreement and the Intercreditor Agreement.
"Term Priority Collateral" means the “Term Priority Collateral”, as defined in the Intercreditor Agreement.
"UCC" means, at any given time, the Uniform Commercial Code as adopted and in effect at such time in the State of New York or other applicable jurisdiction.
"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
~~“USD LIBOR” means the London interbank offered rate for Dollars with a tenor of one (1) month.~~
"U.S. Government Securities Business Day" means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
1.2Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Loan Document, and either Borrower Representative or Agent shall so request, Required Lenders and Borrower Representative shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower Representative shall provide to Agent and Lenders financial statements and other documents required under this Agreement and the other Loan Documents which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825-10) to value any Indebtedness or other liabilities of any Loan Party at "fair value", as defined therein.

10758819v2

UCC or the PPSA shall be deemed to include publication under the Civil Code, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs”, (l) “joint and several” shall be deemed to include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “servitude” shall be deemed to include “easement”, (p) “priority” shall be deemed to include “prior claim”, (q) “survey” shall be deemed to include “certificate of location and plan”, (r) “fee simple title” shall be deemed to include “absolute ownership”, and (s) “forclosure” shall be deemed to include the “exercise of a hypothecary right”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable).

1.5Interpretation (Mexico). For purposes of any Collateral located in Mexico or subject to any of the Mexican Security Documents (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of Mexico or a court or tribunal exercising jurisdiction in Mexico, (a) “Bienes Pignorados” shall be deemed to include the movable assets referred to in each definition under each Mexican Asset Pledge, (b) “security interest”, and “lien” shall be deemed to include a “prenda”, or “grávamen”, and (c) all references to filing, registering or recording under the Ley General de Títulos y Operaciones de Crédito of Mexico shall be deemed to include the RUG. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only.
1.6Rates. The ~~interest rate on LIBOR Loans and Base Rate Loans (when determined by reference to clause (b) of the definition of Base Rate) may be determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, ICE Benchmark Administration (“IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for the London interbank offered rate for Dollars for: (a) 1-week and 2-month tenor settings will be December 31, 2021 and (b) overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that immediately after such dates, the London interbank offered rate for such tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on LIBOR Loans or Base Rate Loans (when determined by reference to clause (b) of the definition of Base Rate). There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public~~

10758819v2

 ~~and private sector industry initiatives have been and continue, as of the date hereof, to be underway to implement new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 3.6, such Section 3.6 provides a mechanism for determining an alternative rate of interest. Agent will notify Borrower Representative,pursuant to Section 3.6, of any change to the reference rate upon which the interest rate on LIBOR Loans and Base Rate Loans (when determined by reference to clause (b) of the definition of Base Rate) is based. However,~~ Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (~~i~~a) the continuation of, administration of, submission of, calculation of or any other matter related to the ~~London interbank offered rate~~Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition ~~of “LIBOR Rate”~~thereof, or with respect to any alternative, successor~~,~~ or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.6(d), will be similar to, or produce the same value or economic equivalence of, ~~the LIBOR Rate or any other Benchmark,~~ or have the same volume or liquidity as ~~did~~, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (~~ii~~b) the effect, implementation or composition of any ~~Benchmark Replacement~~ Conforming Changes. Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of ~~a Benchmark~~the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to ~~Borrowers and~~ a Borrower or other Loan Parties. Agent may select information sources or services in its reasonable discretion to ascertain ~~any~~the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates ~~referenced~~referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Loan Party, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
2.LOANS.

2.1Amount of Loans.

(a)Revolving Loans. Subject to the terms and conditions of this Agreement, each Lender with a Revolving Loan Commitment will severally (and not jointly), from time to time prior to the Maturity Date, at Borrower Representative's request, (i) make revolving loans to Borrowers ("Revolving Loans") and (ii) make letters of credit ("Letters of Credit") available to Borrowers in U.S. Dollars; provided, that after giving effect to each such Revolving Loan and Letter of Credit, the sum of the outstanding balance of all Revolving Loans (plus fees and expenses which are due and payable by Borrowers under this Agreement which have not been paid or charged to the Loan Account) and the Letter of Credit Balance will not exceed the lesser of (x) the Maximum Revolving Facility Amount minus the amount of Reserves established against the Maximum Revolving Facility Amount and (y) the Borrowing Base. All Revolving Loans shall be made in and repayable in Dollar. No Lender shall hold or fund any Loan or Letter of Credit hereunder with “plan assets” as such term is defined by Section 3(42) of ERISA.
(b)Reserves. Agent may, from time to time establish and revise reserves against the Borrowing Base and the Maximum Revolving Facility Amount in such amounts and of such types as

10758819v2

provided that (i) any such notice shall be received by the Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the aggregate Revolving Loan Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, Excess Availability would be negative). If, on the date of a voluntary termination pursuant to this Section 2.6(d), there are any outstanding Letters of Credit, then on such date, and as a condition precedent to such termination, Borrower shall provide to Agent cash collateral in an amount equal to 105% of the Letter of Credit Balance to secure all of the Obligations (including estimated attorneys’ fees and other expenses) relating to said Letters of Credit or such greater percentage or amount as Agent reasonably deems appropriate, pursuant to a cash collateral agreement in form and substance satisfactory to Lender. From and after such date of termination, Agent and Lender shall have no obligation whatsoever to extend any additional Loans or make available any Letters of Credit, and all lending commitments hereunder shall be terminated.
(e)Reserved.
2.7Obligations Unconditional.
(a)The payment and performance of all Obligations shall constitute the absolute and unconditional obligations of each Loan Party, and shall be independent of any defense or right of set-off, recoupment or counterclaim that any Loan Party or any other Person might otherwise have against Agent, any Lender or any other Person. All payments required by this Agreement or the other Loan Documents shall be made in Dollars (unless payment in a different currency is expressly provided otherwise in the applicable Loan Document) and paid free of any deductions or withholdings for any taxes or other amounts and without abatement, diminution or set-off. If any Loan Party is required by applicable law to make such a deduction or withholding from a payment under this Agreement or under any other Loan Document, such Loan Party shall pay to Agent such additional amount as shall be necessary to ensure that, after the making of such deduction or withholding, Agent receives (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made. Each Loan Party shall (a) pay the full amount of any deduction or withholding that it is required to make by law, to the relevant authority within the payment period set by applicable law and (b) promptly after any such payment, deliver to Agent an original (or certified copy) official receipt issued by the relevant authority in respect of the amount withheld or deducted or, if the relevant authority does not issue such official receipts, such other evidence of payment of the amount withheld or deducted as is reasonably acceptable to Agent.
(b)If, at any time and from time to time after the Closing Date (or at any time before or after the Closing Date with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith), (a) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (b) any new law, regulation, treaty or directive enacted or application thereof or (c) compliance by Agent with any request or directive (whether or not having the force of law) from any Governmental Authority, central bank or comparable agency (i) subjects Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (ii) imposes, modifies or deems applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the ~~LIBOR Rate~~Adjusted Term SOFR), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Agent or any Lender or imposes on Agent or any Lender any other condition affecting its ~~LIBOR~~SOFR Loans or its obligation to make ~~LIBOR~~SOFR Loans, the result of which is to increase the cost to (or to impose a cost

10758819v2

on) Agent or any Lender of making or maintaining any ~~LIBOR~~SOFR Loan or (iii) imposes on Agent or any Lender any other condition or increased cost (other than Taxes) in connection with the transactions contemplated thereby or participations therein, and the result of any of the foregoing is to increase the cost to Agent or any Lender of making or continuing any Loan or Letter of Credit or to reduce any amount receivable hereunder or under any other Loan Documents, then, in each such case, Borrowers shall promptly pay to Agent or such Lender, when notified to do so by Agent or such Lender, any additional amounts necessary to compensate Agent or such Lender for such additional cost or reduced amount as determined by Agent or such Lender. Each such notice of additional amounts payable pursuant to this Section 2.7(b) submitted by Agent or any Lender, as applicable, to Borrower Representative shall, absent manifest error, be final, conclusive and binding for all purposes.
(c)This Section 2.7 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Loans.
2.8 Reversal of Payments. To the extent that any payment or payments made to or received by Agent or any Lender pursuant to this Agreement or any other Loan Document are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any trustee, receiver or other Person under any state, federal or other bankruptcy or other such applicable law, then, to the extent thereof, such amounts (and all Liens, rights and remedies relating thereto) shall be revived as Obligations (secured by all such Liens) and continue in full force and effect under this Agreement and under the other Loan Documents as if such payment or payments had not been received by Agent or such Lender. This Section 2.8 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Loans.
2.9Notes. The Loans and Commitments shall, at the request of any Lender, be evidenced by one or more promissory notes in form and substance reasonably satisfactory to such Lender. However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Agent.
2.10Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)Unused Line Fees pursuant to Section 3.2(c) shall cease to accrue on the unfunded portion of the Revolving Loan Commitment of such Defaulting Lender;
(b)Any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder, (ii) second, to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent, (iii) third, if so determined by Agent and Borrowers, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iv) fourth, pro rata, to the payment of any amounts owing to Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrowers or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is made at a time when the conditions set forth in Section 4.2 are satisfied, such payment shall be applied solely to prepay the Loans of all Revolving Lenders that are not Defaulting Lenders pro rata prior

10758819v2

Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

2.13Other Provisions Applicable to Letters of Credit. Agent shall, on the terms and conditions set forth in this Agreement, make Letters of Credit available to Borrowers by causing other financial institutions to issue them supported by Lenders’ guaranty or indemnification; provided, that after giving effect to each Letter of Credit, the Letter of Credit Balance will not exceed the Letter of Credit Limit. Borrowers agree to execute all documentation required by Agent and Lenders or the issuer of any Letter of Credit in connection with any such Letter of Credit. Borrower unconditionally and irrevocably agrees to reimburse Agent and/or Lenders or the applicable issuer for each payment or disbursement made by Agent and/or Lenders or such issuer in respect of each draw under any Letter of Credit, in each case on the date that such payment or disbursement is made. Borrowers’ reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Agent or Lenders, the applicable issuer under any Letter or Credit, or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (c) any lack of validity, sufficiency or genuineness of any document which Lender or the applicable issuer has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof. All amounts paid by Agent and/or any Lender in respect of a Letter of Credit will, at the election of Agent, be treated for all purposes as a Revolving Loan, and bear interest, and be payable, in the same manner as a Revolving Loan.

2.14Separate Letter of Credit Facility. In addition to Letters of Credit that may be issued under this Agreement in accordance with Section 2.1, Agent shall use commercially reasonable efforts to arrange for additional cash collateralized letters of credit of up to an additional $4,500,000 to be provided under a separate letter of credit facility for the benefit of the Loan Parties and that such Indebtedness will constitute Permitted Indebtedness and Liens on such cash collateral shall be Permitted Liens. Nothing in this Section 2.14 shall constitute a commitment by Agent or any other Lender to issue letters of credit hereunder. Agent agrees it shall not charge the Borrowers any fees for its own benefit in connection with arranging the issuance of any such letters of credit.
3INTEREST AND FEES; LOAN ACCOUNT.
3.1Interest. All Loans and other monetary Obligations shall bear interest at the interest rate(s) set forth in Section 3 of Annex I, and accrued interest shall be payable (a) on the first day of each month in arrears, (b) upon a prepayment of Loan in accordance with Section 2.6 and (c) on the Maturity Date; provided, that after the occurrence and during the continuation of an Event of Default, at the election of the Required Lenders, all Loans and other monetary Obligations shall bear interest at a rate per annum equal to two (2) percentage points (2.00%) in excess of the rate otherwise applicable thereto (the “Default Rate”), and all such interest shall be payable on demand. Changes in the interest rate shall be effective as of the first day of each month based on the ~~LIBOR RATE~~Adjusted Term SOFR or the Base Rate, as applicable, in effect on such date. Subject to Section 3.6 and so long as no Event of Default shall have occurred and be continuing, all Loans shall constitute ~~LIBOR~~SOFR Loans. Upon the occurrence and during the continuance of an Event of Default, at the election of ~~the~~Agent or Required Lenders, all

10758819v2

Loans shall constitute Base Rate Loans. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the Adjusted Term SOFR.
3.2Fees. Borrowers shall pay Agent the following fees on the dates provided therefor, which fees are in addition to all fees and other sums payable by Borrowers or any other Person to Agent under this Agreement, the Fee Letter or under any other Loan Document and, in each case, are not refundable once paid:

(a)Reserved.
(b)Reserved.
(c)Unused Line Fee. An unused line fee (the "Unused Line Fee"), for the ratable benefit of the Lenders, equal to one half of one percent (0.50%) per annum of the amount by which (i) the Maximum Revolving Facility Amount, calculated without giving effect to any Reserves applied to the Maximum Revolving Facility Amount, exceeds (ii) the average daily outstanding principal balance of the Revolving Loans and the Letter of Credit Balance during the immediately preceding month (or part thereof), which fee shall be fully earned as it accrues and shall be due and payable, in arrears, on the first day of each month until the Termination Date.
(d)Letter of Credit Fees. A fee, for the ratable benefit of the Lenders, equal to Applicable Margin for ~~LIBOR~~SOFR Loans of the face amount of each Letter of Credit (the "Letter of Credit Fees"), which fee shall be deemed to be fully earned and payable, in arrears, on the first day of each month until the Termination Date, plus all costs and fees charged from time to time by the issuer, payable as and when such costs and fees are charged.
(e)Early Termination Fee.

(i)If, on or before ~~September 13~~December 31, 2022, the Revolving Loan Commitment is reduced or terminated for any reason (including any voluntary, mandatory or automatic reduction or termination, regardless of whether an Event of Default has occurred and is then continuing, and including by reason of acceleration, automatic acceleration or otherwise), in each case pursuant to Section 2.6(d), Section 11.2 or otherwise, then in each such case, in addition to any required payment of principal and unpaid accrued interest and other amounts due thereon, Borrowers immediately shall be required to pay to Agent, for the ratable benefit of the Lenders, a premium (each, an “Early Termination Fee”) (as liquidated damages and compensation for the cost of the Lenders being prepared to make funds available under the Revolving Loan Commitment during the scheduled term of this Agreement) in an amount equal to the Applicable Early Termination Fee Percentage (as defined below) of the amount of the Revolving Loan Commitment or portion thereof so reduced or terminated. The "Applicable Percentage" shall be (A) two percent (2.0%), if such event occurs on or before the first anniversary of the Closing Date ~~or~~, (B) one percent (1.0%) if such event occurs after the first anniversary of the Closing Date, but on or before the second anniversary of the Closing Date or (c) one-half percent (0.50%) if such event occurs after the second anniversary of the Closing Date, but on or before ~~September 13~~December 31, 2022.
(ii)The Early Termination Fee shall be calculated, earned and due and payable on and as of the date of the applicable reduction or termination of the Revolving Loan Commitment.
(iii)The Loan Parties acknowledge and agree that (A) the Lenders will have suffered damages on account of any of the foregoing events and that, in view of the difficulty in

10758819v2

Rate would be so exceeded, the rate of interest and other amounts payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrowers shall, to the extent permitted by applicable law, continue to pay interest and such other amounts at the Maximum Lawful Rate until such time as the total interest and other such amounts received is equal to the total interest and other such amounts which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable or such other amounts payable. Thereafter, the interest rate and such other amounts payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest or other such amounts received by Agent exceed the amount which it could lawfully have received had the interest and other such amounts been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, Agent has received interest or other such amounts hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other Obligations (other than interest) payable hereunder, and if no such principal or other Obligations are then outstanding, such excess or part thereof remaining shall be paid to Borrowers. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.
3.6Certain Provisions Regarding ~~LIBOR~~SOFR Loans; Replacement of Lenders.
(a)Inadequate or Unfair Basis. If Agent or any Lender reasonably determines (which determination shall be binding and conclusive on Borrowers) that, by reason of circumstances affecting the interbank ~~Eurodollar~~ market or otherwise, adequate and reasonable means do not exist for ascertaining the applicable ~~LIBOR Rate~~Adjusted Term SOFR, then Agent or such Lender shall promptly notify Borrower Representative (and Agent, if applicable) thereof and, so long as such circumstances shall continue, (i) Agent and/or such Lender shall be under no obligation to make any ~~LIBOR~~SOFR Loans and (ii) on the last day of the current calendar month, each ~~LIBOR~~SOFR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.
(b)Change in Law. If any change in, or the adoption of any new, law, treaty or regulation, or any change in the interpretation of any applicable law or regulation by any Governmental Authority charged with the administration thereof, would make it (or in the good faith judgment of Agent or the applicable Lender cause a substantial question as to whether it is) unlawful for Agent or such Lender to make, maintain or fund ~~LIBOR~~SOFR Loans, then Agent or such Lender shall promptly notify Borrower Representative and, so long as such circumstances shall continue, (i) Agent or such Lender shall have no obligation to make any ~~LIBOR~~SOFR Loan and (ii) on the last day of the current calendar month for each ~~LIBOR~~SOFR Loan (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such ~~LIBOR~~SOFR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.
(c)Mitigation. If any Lender requests compensation under Sections 2.7(b), or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.7(b) or 13, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to

10758819v2

pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment
(d)Replacement of Lenders. If any Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 2.7(b), or any Lender gives notice of the occurrence of any circumstances described in Section 2.7(b), if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13 and such Lender has declined or is unable to designated a different lending office pursuant to Section 3.6(c), or if any Lender becomes a Defaulting Lender, Borrowers may designate another Person engaged in the making of commercial loans in the ordinary course of business which is acceptable to Agent in its sole discretion (such other Person being called a “Replacement Lender”) to purchase the Loans and Commitments of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment and Assumption), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrowers hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder; provided, however, that in the case of payments required to be made pursuant to Section 3.10 hereof, such assignment will result in a reduction in such compensation or payments thereafter.
(e)Benchmark Replacement Setting.

(i)Benchmark Replacement.
(A)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document ~~if~~, upon the occurrence of a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of~~, Agent and Borrower Representative may amend this Agreement to replace the then-current Benchmark~~, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(i) or (a)(ii) of the definition of “~~ with a Benchmark Replacement~~” for~~. Any such ~~Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(iii) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in~~amendment with respect ~~of any~~to a Benchmark ~~setting~~Transition Event will become effective at ~~or after~~ 5:00 p.m. ~~(New York City time)~~ on the fifth (5th) Business Day after ~~the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document~~Agent has posted such proposed amendment to all affected Lenders and Borrower Representative so long as Agent has not received, by such time, written notice of objection to such ~~Benchmark Replacement~~amendment from Lenders comprising the Required Lenders.

10758819v2

~~(B)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Term SOFR Transition Event and its related~~ No replacement of a Benchmark with a Benchmark Replacement ~~Date have occurred~~pursuant to this Section 3.6(d) will occur prior to the ~~Reference Time in respect of any setting of the then-current Benchmark, then the~~ applicable Benchmark ~~Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (B) shall not be effective unless Agent has delivered to the Lenders and the Borrowers a Term SOFR Notice. For the avoidance of doubt, Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion~~Transition Start Date.
(B)~~(viii)~~ Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will have the right to make ~~Benchmark Replacement~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such ~~Benchmark Replacement~~Conforming Changes (and no other changes) will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(C)~~(ix)~~ Notices; Standards for Decisions and Determinations. Agent will promptly notify ~~Borrowers~~Borrower Representative and the Lenders of (1) the implementation of any ~~occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related~~ Benchmark Replacement ~~Date,~~and (2) ~~the implementation of any Benchmark Replacement, (3) the~~ effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement ~~Conforming Changes, and (4)~~. Agent will promptly notify Borrower Representative of the ~~commencement~~removal or ~~conclusion~~reinstatement of any tenor of a Benchmark ~~Unavailability Period~~pursuant to Section 3.6(e)(i)(D). Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.6(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.6.
(D) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (II) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Agent may modify the definition of "Term SOFR" (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative tenor and (2) if a tenor that was removed pursuant to

10758819v2

clause (1) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative (including a Benchmark Replacement), then Agent may modify the definition of "Term SOFR" (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(E) ~~(x)~~ Benchmark Unavailability Period. Upon Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, (1) Borrower Representative may revoke any pending request for a ~~Borrowing based upon the LIBOR Rate~~borrowing of, conversion to or continuation of ~~LIBOR Rate~~SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower Representative will be deemed to have converted any such request into a request for a ~~Borrowing~~borrowing of or conversion to Base Rate Loans and (2) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable calendar month. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an available tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
~~(xi) London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the IBA, the administrator of the London interbank offered rate, and the FCA, the regulatory supervisor of the IBA, made the Announcements that the final publication or representativeness date for (1) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (2) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of Agent to notify any parties of such Benchmark Transition Event pursuant to Section 3.6(d)(iii) shall be deemed satisfied~~
(ii) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at Adjusted Term SOFR or the Term SOFR Reference Rate.
3.7 Term SOFR Conforming Changes.
In connection with the use or administration of Term SOFR, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes (and no other changes) will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Borrower Representative and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

10758819v2

indirectly, provided by any lender or agent or Affiliate of any lender or agent under the Term Loan Agreement; and
(l)unsecured Indebtedness of the Loan Parties in an amount not to exceed $15,000,000 at any time outstanding; provided that (i) such Indebtedness shall not mature prior to the date that is 91 days after the Maturity Date in effect at the time of the issuance of such Indebtedness and shall not have any principal payments due prior to such date, except upon the occurrence of a change of control or similar event (including asset sales), in each case so long as the provisions relating to change of control or similar events (including asset sales) included in the governing instrument of such Indebtedness provide that the provisions of this Agreement must be satisfied prior to the satisfaction of such provisions of such Indebtedness, and all interest payments thereunder shall be made in kind and shall not be made in cash, (ii) such Indebtedness shall not have any financial maintenance covenants, (iii) such Indebtedness shall not have a definition of “Change of Control” or “Change in Control” (or any other defined term having a similar purpose) that is materially more restrictive than the definition of Change in Control set forth herein, (iv) such Indebtedness is subordinated to the Obligations on terms reasonably acceptable to the Required Lenders and (v) no such Indebtedness shall be, directly or indirectly, provided by any lender or agent or Affiliate of any lender or agent under the ~~Second Lien~~ Term Loan Agreement.
8.5 Liens. Create, incur, assume or suffer to exist any Lien or other encumbrance of any nature whatsoever or authorize under the UCC of any jurisdiction a Financing Statement (or similar instrument under laws of other jurisdictions) naming the Loan Party as debtor, or execute any security agreement authorizing any secured party thereunder to file such Financing Statement, other than in favor of Agent to secure the Obligations, on any of its assets whether now or hereafter owned, other than:

(a)Permitted Liens;

(b)Liens, rights of setoff and other similar Liens existing solely with respect to cash and
Permitted Investments on deposit in one or more accounts maintained by any Lender, in each case granted in the Ordinary Course of Business in favor of such Lender with which such accounts are maintained, securing amounts owing to such Lender with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness for borrowed money;

(c)licenses or sublicenses of Intellectual Property granted by any Loan Party in the
Ordinary Course of Business and not interfering in any material respect with the ordinary conduct of business of the Loan Parties;

(d)the filing of UCC financing statements solely as a precautionary measure in connection with operating leases;

(e)Liens for the benefit of a seller deemed to attach solely to cash earnest money deposits in connection with a letter of intent or acquisition agreement with respect to a Permitted Acquisition; and
(f) Liens in respect of the Specified Vendor Receivables Financings permitted under this Agreement;
(g)other Liens on assets other than ABL Priority Collateral securing liabilities not in excess of $5,000,000;

10758819v2

amendment contemplated by Section 3.6(e) of this agreement in connection with a Benchmark Transition Event ~~or an Early Opt-in Election~~ shall be effective as contemplated by such Section 3.6(e) hereof.
(b)If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a "Non-Consenting Lender"), then, so long as Agent is not a Non-Consenting Lender, Agent and/or a Person or Persons reasonably acceptable to Agent shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent's request, sell and assign to Agent and/or such Person or Persons, all of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all such Loans and Commitments held by such Non-Consenting Lenders and all accrued interest, fees, expenses and other amounts then due with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption.
15.6Time of Essence. Time is of the essence in the performance by each Loan Party of each and every obligation under this Agreement and the other Loan Documents.
15.7Expenses, Fee and Costs Reimbursement. Each Borrower hereby agrees to promptly pay (a) all out of pocket costs and expenses of Agent (including the out of pocket fees, costs and expenses of internal and external legal counsel to, and appraisers, accountants, consultants and other professionals and advisors retained by or on behalf of, Agent) in connection with (i) all loan proposals and commitments pertaining to the transactions contemplated hereby (whether or not such transactions are consummated), (ii) the examination, review, due diligence investigation, documentation, negotiation, and closing of the transactions contemplated by the Loan Documents (whether or not such transactions are consummated), (iii) the creation, perfection and maintenance of Liens pursuant to the Loan Documents, (iv) the performance or enforcement by Agent of its rights and remedies under the Loan Documents (or determining whether or how to perform or enforce such rights and remedies), (v) the administration of the Loans (including usual and customary fees for wire transfers and other transfers or payments received by Agent on account of any of the Obligations) and Loan Documents, (vi) any amendments, modifications, consents and waivers to and/or under any and all Loan Documents (whether or not such amendments, modifications, consents or waivers are consummated), (vii) any periodic public record searches conducted by or at the request of Agent (including, title investigations and public records searches), pending litigation and tax lien searches and searches of applicable corporate, limited liability company, partnership and related records concerning the continued existence, organization and good standing of certain Persons), (viii) protecting, storing, insuring, handling, maintaining, auditing, examining, valuing or selling any Collateral, (ix) any litigation, dispute, suit or proceeding relating to any Loan Document and (x) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Loan Documents (it being agreed that (A) such costs and expenses may include the costs and expenses of workout consultants, investment bankers, financial consultants, appraisers, valuation firms and other professionals and advisors retained by or on behalf of Agent (B) each Lender shall also be entitled to reimbursement for all out of pocket costs and expense of the type described in this clause (x), provided that, to the extent of an actual or reasonably perceived conflict of interest, such reimbursement shall be limited to one additional counsel for the Lenders as a whole), and (b) without limiting the preceding clause (a), all out of pocket costs and expenses of Agent in connection with Agent’s reservation of funds in anticipation of the funding of the initial Loans to be made hereunder. Any fees, costs and expenses owing by any Borrower or other Loan Party hereunder shall be due and payable within three days after written demand therefor.
15.8Benefit of Agreement; Assignability. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and

10758819v2